UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Rambus Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY ON APRIL 29, 2021

To our stockholders:

You are cordially invited to virtually attend the 2021 Annual Meeting of Stockholders (and any adjournments, postponements or other delays thereof, the “Annual Meeting”) of Rambus Inc. (“Rambus”). The Annual Meeting will be held virtually via live webcast at http://www.virtualshareholdermeeting.com/RMBS2021 on April 29, 2021 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting online and submit questions during the Annual Meeting by visiting the website listed above. You will also be able to vote your shares electronically during the Annual Meeting. The Annual Meeting will be held online only.

The following matters will be voted on during the Annual Meeting:

1.	Election of the five nominees named in the Proxy Statement as Class II directors;

2.	Ratification of PricewaterhouseCoopers LLP as Rambus’ independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	Advisory vote to approve named executive officer compensation; and

4.	Such other business as may properly come before the Annual Meeting.

We are not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the accompanying Proxy Statement, which is available at http://www.proxyvote.com. Our 2021 Annual Report on Form 10-K for the year ended December 31, 2020, as amended, the Proxy Statement and the form of proxy card are first being mailed to stockholders on or about March 29, 2021.

Only stockholders of record as of March 3, 2021 may virtually attend, vote shares, and submit questions online during the Annual Meeting. Whether or not you plan to virtually attend the Annual Meeting, please vote at http://www.proxyvote.com, call 1-800-690-6903 or follow the voting instructions in the Proxy Statement or on your proxy card. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully. We look forward to your virtual attendance at the Annual Meeting.

By Order of the Board of Directors,

/s/ John Shinn
John Shinn
Senior Vice President, General Counsel and Secretary

San Jose, California

March 29, 2021

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MEETING, PLEASE VOTE AT HTTP://WWW.PROXYVOTE.COM OR AS INSTRUCTED ON THE PROXY CARD, CALL 1-800-690-6903 OR SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE.

RAMBUS INC.

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

i

RAMBUS INC.

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board” or “Board of Directors”) of Rambus Inc. (“Rambus,” “we,” “us” or the “Company”) is providing these proxy materials to you for use at our 2021 Annual Meeting of Stockholders (and any adjournment, postponement or other delay thereof, the “Annual Meeting”) to be held virtually via live webcast at http://www.virtualshareholdermeeting.com/RMBS2021 on April 29, 2021 at 9:00 a.m. Pacific Time. The purpose of the Annual Meeting is described in this Proxy Statement.

Rambus has been conducting its annual stockholder meetings through a virtual live webcast since our annual stockholder meeting held on April 24, 2014. We are continuously exploring technologies and services that will best permit our stockholders to engage with us and exercise their vote and we have continued to conduct annual stockholder meetings on a virtual basis because we believe they are more beneficial than holding a live meeting. For annual stockholder meetings prior to 2014, our annual meetings required us to rent a large facility, provide catered breakfast and snacks, and hire professional security in the event of unforeseen incidents that could pose a safety risk. Attendance at our in-person annual stockholder meetings was typically fewer than 10 individuals. Questions were seldom asked and, in most cases, the meeting was concluded as soon as the Board proposals were approved. Compared to this costly and inefficient format, the webcast technology and the mechanics of a virtual meeting offer an attractive alternative. With virtual meetings, we have experienced significant cost savings and are able to conduct annual stockholder meetings at our headquarters in San Jose, California. We believe that a virtual annual meeting of stockholders provides all of the rights and opportunities for stockholders to participate as they would at an in-person meeting, but offers a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person. Our virtual meeting provider, Broadridge, permits stockholders to ask questions before and during the meeting. Broadridge administers these questions by providing shareholders information regarding (i) time guidelines for their questions, rules around what types of questions are allowed, and rules for how questions and comments will be recognized and disclosed to meeting participants; (ii) procedures, if any, for posting appropriate questions received during the meeting and the Company’s answers, on their website as soon as is practical after the meeting; (iii) support in addressing technical and logistical issues related to accessing the virtual meeting platform; and (iv) procedures for accessing live technical support to assist in the event of any difficulties accessing the virtual meeting. We believe our stockholders’ increased opportunity to participate in the Annual Meeting virtually should assuage any concerns about disenfranchisement of our stockholder base as a result of our transition away from in-person meetings. You will be able to attend the Annual Meeting online, submit questions, and obtain the information noted above by visiting http://www.virtualshareholdermeeting.com/RMBS2021.

Our principal executive office is located at 4453 North First Street, Suite 100, San Jose, California 95134; our telephone number is (408) 462-8000. The proxy solicitation materials combined with our Annual Report for the fiscal year ended December 31, 2020, as amended (the “Form 10-K”) were first mailed to stockholders of record as of March 3, 2021, on or about March 29, 2021. We maintain a website at http://www.rambus.com. The information on our website is not a part of this Proxy Statement.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend

You may virtually attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below) as of the close of business on March 3, 2021 (the “Record Date”).

Stockholders of Record. If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are providing these proxy materials directly to you. Instructions on how to virtually attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.virtualshareholdermeeting.com/RMBS2021. Stockholders may vote while virtually attending the meeting on the Internet.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee will forward these proxy materials to you. Your broker, bank or nominee is considered to be the stockholder of record with respect to those shares. “Street name” stockholders who wish to vote virtually during the Annual Meeting will need to obtain a “legal proxy” from the broker, bank or nominee that holds their shares and that broker, bank or nominee will likely require voting instructions to be submitted before the deadline listed above. Please consult your broker, bank or nominee for additional information on how to vote your shares.

Who May Vote

You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 112,494,656 shares of common stock outstanding, which were held of record by approximately 476 stockholders. You are entitled to one vote for each share of our common stock that you own as of the Record Date.

As of the Record Date, we had no shares of preferred stock outstanding.

Voting Your Proxy

Stockholders of Record. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•  voting via the internet at http://www.proxyvote.com;

•  voting by telephone at 1-800-690-6903; or

•  voting by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Even if you vote your shares by proxy, you may also choose to virtually attend the Annual Meeting and vote your shares during the Annual Meeting. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” all of the proposals described herein.

Beneficial Owners. If you are the beneficial owner of shares held in street name, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed with these materials or provided voting instructions for you to use in directing such broker, bank or nominee how to vote your shares.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented during the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented during the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy prior to the new meeting date.

Changing Your Vote

Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

•  entering a new vote via the Internet or by telephone by 11:59 p.m. Eastern Time on April 28, 2021; or

•  virtually attending the Annual Meeting and voting.

If you are a registered stockholder, you may also revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to our Corporate Secretary or mailed to and received by Rambus prior to the Annual Meeting at 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

•  submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

•  virtually attending the Annual Meeting and voting (to do so, you must have obtained a “legal proxy” from your broker, bank or other nominee giving you the right to vote your shares).

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies in person or by telephone. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Innisfree M&A Incorporated (“Innisfree”) to help us solicit proxies from brokers, banks, nominees and other institutional stockholders. We expect to pay Innisfree a fee of up to approximately $50,000 for its services, and we will reimburse certain of its out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our shares of common stock issued and outstanding and entitled to vote are represented at the Annual Meeting (virtually or by proxy). If a quorum is not present during the Annual Meeting, the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, virtually present or represented by proxy, will have the power to adjourn the meeting until a quorum is present.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted during the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•  “FOR” the election of Emiko Higashi, Meera Rao, Karen Rogge, Sanjay Saraf and Eric Stang as Class II directors;

•  “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•  “FOR” the advisory vote to approve named executive officer compensation.

Abstentions and Broker Non-Votes

We treat shares that are voted “ABSTAIN” during the meeting or by proxy as being:

•  present for purposes of determining whether or not a quorum is present during the Annual Meeting; and

•  entitled to vote on a particular subject matter during the Annual Meeting.

In the election of directors, any vote you make that is “ABSTAIN” for any nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the other proposals, an “ABSTAIN” vote is the same as voting against the proposal.

If you hold your common stock through a broker, bank or nominee, the broker, bank or nominee may be prevented from voting these shares on non-routine matters (a “broker non-vote”) unless you have given the broker, bank or nominee voting instructions. Thus, if you hold your common stock through a broker, bank or nominee, it is critical that you provide your broker, bank or nominee with instructions on how to vote your shares if you want your vote to count. If you hold your common stock through a broker, bank or nominee and you do not instruct your broker, bank or nominee how to vote on Proposals One or Three, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists, but do not count for or against any particular proposal.

Proposal Two, Ratification of Appointment of Independent Registered Public Accounting Firm, is the only routine matter for which banks, brokers or nominees will have discretionary voting power.

Procedure for Submitting Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

To be timely for our annual meeting of stockholders in 2022, a stockholder proposal made pursuant to Rule 14a-8 must be received by the Company’s Secretary at the principal executive offices of the Company not later than November 29, 2021.

Procedure for Submitting Stockholder Nominations

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is brought (A) pursuant to our proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the Company who (1) is a stockholder of record both at the time of giving notice of such business and on the record date for the determination of stockholders entitled to vote during the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in our bylaws.

To be timely for our annual meeting of stockholders in 2022, a stockholder proposal not made pursuant to Rule 14a-8 must be received by the Company’s Secretary at the principal executive offices of the Company:

•  not earlier than January 13, 2022; and

•  not later than February 12, 2022.

In the event we hold our 2022 annual meeting of stockholders more than 30 days prior to or more than 60 days after the one-year anniversary of the date of this year’s annual meeting, then notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•  the 90th day prior to such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Any notice of proposed business must contain specific information concerning the matters to be brought before the meeting in accordance with our bylaws. We urge you to read our bylaws in full in order to understand the requirements of bringing a proposal or nomination. If a notice containing all the required information is not timely delivered, your proposal will not be presented.

All notices of proposals by stockholders, whether or not they are intended to be included in our proxy materials, should be sent to Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Secretary/General Counsel.

Availability of Bylaws	A copy of the full text of the bylaw provisions relating to our advance notice procedures may be obtained by writing to our Secretary/General Counsel or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov.

Communication with the Board of Directors

Our Board of Directors may be contacted by writing to them via mail at Board of Directors, Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log. Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication. The summary and response will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications. Our Secretary/General Counsel will then forward the stockholder communication to the member(s) of our Board of Directors (or committee chair, if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed,

opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be forwarded to the addressee(s).

Annual Meeting Attendance	Members of our Board of Directors are encouraged but not required to virtually attend the Annual Meeting. The 2020 Annual Meeting of Stockholders was virtually attended by all members of our Board of Directors who were members at the time of the meeting.

“Householding” of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to Investor Relations.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or https://investor.rambus.com/investor-home/default.aspx, or place a collect call to the Company, at (408) 462-8000, and direct the call to Investor Relations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE VIRTUALLY HELD ON APRIL 29, 2021

The Proxy Statement and Form 10-K Combo document is available at http://www.proxyvote.com. You are encouraged to review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board of Directors is composed of eight members who are divided into two classes with overlapping two-year terms. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors. As of the date of this proxy statement, we have four Class I directors and four Class II directors. If the nominees for the election of directors are elected at the Annual Meeting, the size of our Board of Directors will be expanded to nine members.

Gregory Lang resigned as a Class I director on March 12, 2021. The Board thanks him for his service to the Company and its stockholders.

Nominees

Five Class II directors are to be elected during the Annual Meeting for a two-year term ending in 2023. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Emiko Higashi, Meera Rao, Karen Rogge, Sanjay Saraf and Eric Stang for election as Class II directors.

If any of these persons nominated by the Board is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	The Company’s bylaws provide that in uncontested elections nominees will be elected to the Board if the votes cast for a nominee’s election exceed the votes cast against such nominee’s election. In contested elections, nominees will be elected by a plurality of the votes cast by the holders of the shares virtually present or represented by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal. The Board of Directors, after taking into consideration the recommendation of the Corporate Governance/Nominating Committee of the Board, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election. There are no cumulative voting rights in the election of directors. Stockholders as of the Record Date may vote their shares for or against some, all or none of the Class II nominees.

Recommendation of the Board of Directors	The Board unanimously recommends that you vote “FOR” the election to the Board of Directors each of our Class II nominees: Emiko Higashi, Meera Rao, Karen Rogge, Sanjay Saraf and Eric Stang.

Information About Nominees and Other Directors

The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class II nominees and other directors as of March 29, 2021. This information includes the specific experience, qualifications, attributes and skills that led to our Board of Directors’ conclusion that the person should be nominated to serve as a director.

Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience
Emiko Higashi	62	Ms. Higashi has served as a director since May 2017. Ms. Higashi currently serves as the chair of our Corporate Development Committee and a member of our Audit Committee. Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of One Equity Partners Open Water I Corp (OEPW.U), where she also serves on the Audit Committee, as Chair of the Compensation Committee and Nomination Committee; Takeda Pharmaceutical Company Ltd. (TSE/NYSE), where she also serves as Chair of the Compensation Committee and Audit Supervisory Committee; Sanken Electric Co., LTD., where she also serves on the Compensation Committee, Audit Committee and Nominating Committee; and KLA Inc. (Nasdaq), where she also serves on the Compensation Committee. Prior to Tohmon Capital Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Perella & Co. and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan. She has also served on a number of other public and private boards. Ms. Higashi holds a B.A. from International Christian University in Tokyo, and an M.B.A. from Harvard Business School.

		Ms. Higashi’s experience in investment banking and finance, as a director of several publicly traded companies, and as a founder and partner of a venture capital firm, led the Board of Directors to conclude that she should serve as a director.

Meera Rao	60

Ms. Rao has served as a director since August 2019. Ms. Rao also currently serves as a member of our Audit Committee. She has held several senior executive positions, most recently from January 2011 to March 2016 as Chief Financial Officer at Monolithic Power Systems, a leading company in high-performance analog solutions, and as VP Finance from January 2009 to December 2010. Prior to Monolithic Power Systems, Ms. Rao has held various executive roles at leading technology companies, including Integration Associates Inc from 2004 to 2006, Atrica from 2002 to 2003, Raza Foundries from 2000 to 2002, NVIDIA February 1998 to May 1999 and AMD from 1988 to 1998. Ms. Rao is a certified public accountant (CPA) and holds a master’s degree in business administration from the University of Rochester in New York.

Ms. Rao’s experience as a semiconductor and technology industry executive and her years of finance and operations experience led the Board of Directors to conclude that she should serve as a director.

Name	Age	Principal Occupation and Business Experience
Karen Rogge	66

Ms. Rogge is currently the President of the RYN Group LLC, a management consulting business, which she founded in 2010. In addition, she serves as a Strategic Director for GigCapital, a special purpose acquisition company, focused in the technology sector. Ms. Rogge served as an independent director at Kemet Corporation, a global electronic components company, which was acquired by Yageo, from 2018 to 2020, where she also served as a member of the Audit Committee and the Compensation Committee. Previously, she was a director at AeroCentury Corporation, an aircraft leasing company from 2017 to 2018, where she also served on the Audit Committee and the Compensation Committee. She served as the Interim Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, a global semi-conductor company from 2015 to 2016. Previously, Ms. Rogge served as the Chief Financial Officer and Senior Vice President of Extreme Networks, Inc., a computer network company from 2007 to 2009. Earlier in her career, she held executive financial and operations management positions at Hewlett Packard Company and Seagate Technology. Ms. Rogge holds a B.S. in Business Administration with an accounting concentration, from California State University, Fresno and a Master of Business Administration degree from Santa Clara University.

Ms. Rogge’s substantial financial and operational expertise gained from holding executive positions at various publicly traded companies, service on the board of directors for public companies and deep technology industry experience, led the Board of Directors to conclude that she should be nominated to serve as a director.

Sanjay Saraf	52	Mr. Saraf has served as a director since July 2018. Mr. Saraf currently serves as a member of our Compensation Committee and Corporate Governance/Nominating Committee. He currently serves as Managing Director, Global Head Payments – Value Added Services at JPMorgan Chase & Co., a leading global financial services firm with assets of $3.2 trillion and operations worldwide. JPMorgan Chase & Co. is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. Prior to JPMorgan Chase & Co., from March 2017 to April 2020, Mr. Saraf was the executive vice president and chief technology officer at YapStone, Inc., a global payments FinTech company where he is responsible for product engineering cyber security, cloud infrastructure and AI/ML platforms. Prior to YapStone, from August 2012 to March 2017, Mr. Saraf was chief technology officer at Western Union (WU) Digital, where he led product engineering and launched web and mobile transaction processing applications leveraging massive data sets and advanced fraud detection based on AI/ML technologies. Prior to WU, Mr. Saraf held various senior leadership positions for a period of over ten years at Symantec Corporation, a global leader in enterprise and consumer security products. Prior to his technology career, Mr. Saraf spent several years in technology management consulting firms. Mr. Saraf has won several

Name	Age	Principal Occupation and Business Experience

awards, including a Premier 100 Technology Leader Award by IDG Computerworld in 2017. He holds a B.S. in Engineering from the University of Bombay and a M.S. in Engineering from the University of Wyoming.

Mr. Saraf’s experience as chief technology officer of high technology companies, his expertise in the security, cloud engineering and AI/ML platform and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Eric Stang	61

Mr. Stang has served as a director since July 2008 and served as Chairman of the Board from March 2013 to June 2019. Mr. Stang serves as Chair of our Compensation Committee and Corporate Governance/Nominating Committee. Mr. Stang currently serves as chairman, president and chief executive officer of Ooma, Inc., a cloud-based communications and connected services public company. He has held the position of Chairman since December 2014 and the positions of president, chief executive officer and director since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid-state memory products from 2001 to 2006 and chairman from 2004 to 2006. From September 2013 until May 2017, he served on the board of Invensense, Inc. and from December 2008 to January 2014 he served on the board of Solta Medical. Mr. Stang also serves on the boards of private and nonprofit companies. Mr. Stang holds an A.B. in Economics from Stanford University and M.B.A. from the Harvard Business School.

Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and licensing semiconductor patents, and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Class I Directors

Name	Age	Principal Occupation and Business Experience
Charles Kissner	73	Mr. Kissner has served as a director since July 2012. Mr. Kissner also currently serves as Chair of our Board of Directors and Audit Committee, and as a member of our Corporate Governance/Nominating Committee. Mr. Kissner currently serves as chief executive officer of Digital Pillars, a private information systems company. From April 2013 to September 2017, Mr. Kissner served as Chairman of the Board of ShoreTel Inc., a business communications systems company acquired by Mitel Networks Corporation. He joined ShoreTel as a director in April 2006, where he also served on the Nominating and Governance Committee, Audit Committee and Compensation Committee. From January 2007 to February 2015, he was Chairman of Aviat Networks and from June 2010 to July 2011, Mr. Kissner was Chairman and CEO. From 2010 to 2015, he served on the board of Meru Networks, a technology leader in the enterprise wireless systems market, where he also served on the Audit Committee and

Name	Age	Principal Occupation and Business Experience

Compensation Committee. From 1995 to 2006, he served as Chairman and CEO of Stratex Networks, a global provider of wireless transmission solutions. Mr. Kissner previously was Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, President and CEO of Aristacom International, a communications software company, Executive Vice President of Fujitsu Network Switching, Inc., and held a number of executive positions at AT&T. He has also served on a number of other public and private boards, as well as not-for-profit boards such as the NPR Foundation and Angel Flight, Inc and KQED Public Media. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

Mr. Kissner’s experience as a director and executive of wireless technology and networking companies and, his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

James Mitarotonda	66	Mr. Mitarotonda has served as a director since March 2021. He is currently the Chairman, President and CEO at Barington Capital Group, L.P., an activist investment firm. He is also the Chairman, President and CEO of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., an activist investment fund. He has served as a director of The Eastern Company, a manufacturer of industrial hardware, security and metal products, since May 2015, where he also serves as Chairman of the Nominating and Corporate Governance Committee, and has also served as Chairman since January 2016. Since 2019, he has served as a Special Advisor to L Brands, Inc., a specialty retailer of women’s apparel and personal care products. Over the past five years, Mr. Mitarotonda served as a director of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from April 2018 to January 2020; OMNOVA Solutions Inc., a global provider of emulsion polymers and specialty chemicals, from March 2015 to April 2020; and A. Schulman Inc., an international supplier of plastic compounds and resins, from October 2005 until August 2018. Over the past five years, he also served as a director of The Pep Boys – Manny, Moe & Jack, an automotive aftermarket service and retail chain, from August 2006 to February 2016, and as Chairman from July 2008 to July 2009. Mr. Mitarotonda has also served as a director of Barington/Hilco Acquisition Corp., a special purpose acquisition company, from February 2015 until January 2018, as Chief Executive Officer from February 2015 to May 2015, and as Chairman from February 2015 until May 2017. He has also served as a director of Ebix, Inc., a supplier of software and e-commerce services to the insurance, financial and healthcare industries, from January 2015 to March 2015; The Jones Group Inc., a designer, marketer and wholesaler of branded clothing, shoes and accessories, from June 2013 to April 2014; Griffon Corporation, a diversified manufacturing company, from November 2007 to January 2012; Ameron International Corporation, a multinational manufacturer of products and materials for the chemical, industrial, energy, transportation and infrastructure markets, from March 2011 to October 2011; and Gerber Scientific, Inc., an

Name	Age	Principal Occupation and Business Experience
		international supplier of automated manufacturing systems, from June 2010 to August 2011. Mr. Mitarotonda received a B.A. in economics from Queens College, where he is currently a member of the Board of Trustees and a M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).

		Mr. Mitarotonda’s experience as a chief executive officer, his status and experience as a shareholder representative and his years of experience as a public company director, led the Board of Directors to conclude that he should serve as a director.

Necip Sayiner	55

Dr. Sayiner has served as a director since October 2019. He currently serves as a member of our Compensation Committee and Corporate Development Committee. He was most recently the executive vice president of Renesas Electronics Corporation from February 2017 to March 2019 and the president of Renesas Electronics America from July 2017 to March 2019. Previously, he was the president, chief executive officer and a director of Intersil Corporation, a leading provider of innovative power management and precision analog solutions, from March 2013 until its acquisition by Renesas Electronics Corporation in February 2017. Prior to Intersil, from September 2005 to April 2012, he served as president and chief executive officer, and director of, Silicon Laboratories, a fabless semiconductor company engaged in the design of analog-intensive, mixed signal integrated circuits. Dr. Sayiner served as Chairman of the Semiconductor Industry Association, or SIA, from December 2015 to November 2016 and as Vice Chairman from November 2014 to December 2015. Dr. Sayiner was initially appointed to the Board of the SIA in September 2013. He also currently serves on the board of directors of Power Integrations. Dr. Sayiner holds a doctoral degree in Electrical Engineering from the University of Pennsylvania, a Master of Science degree in Engineering from Southern Illinois University, along with a Bachelor of Science degree in Electrical and Electronics Engineering and a Bachelor of Science degree in Physics from Bosphorus University in Turkey.

Dr. Sayiner’s experience as chief executive officer and extensive engineering experience, along with his deep knowledge of the semiconductor industry and with his proven track records of successfully increasing company revenue growth and profitability led the Board of Directors to conclude that he should serve as a director.

Luc Seraphin	57	Mr. Seraphin is President & Chief Executive Officer. With over 20 years of experience managing global businesses, Mr. Seraphin brings the overall vision and leadership necessary to drive future growth for the company. Prior to this role, from October 2015 to June 2018, Mr. Seraphin was the senior vice president and general manager of the Memory and Interface Division, leading the development of the company’s innovative memory architectures and high-speed serial link solutions. From October 2013 to June 2014, Mr. Seraphin also served as the vice president of Worldwide Sales and Operations where he oversaw sales, business development, customer support and operations across the various business units within

Name	Age	Principal Occupation and Business Experience

Rambus. In June 2014, Mr. Seraphin was promoted to senior vice president of Worldwide Sales and Operations. Mr. Seraphin started his career in 1985 as a field application engineer at NEC and later joined AT&T Bell Labs, which became Lucent Technologies and Agere Systems (now Broadcom Inc.). During his 18 years at Agere, Mr. Seraphin held several senior positions in sales, marketing and general management, culminating in his last position as executive vice president and general manager of the Wireless Business Unit. Following this, Mr. Seraphin held the position of general manager of a GPS startup company in Switzerland and was vice president of Worldwide Sales and Support at Sequans Communications. During his career, Mr. Seraphin has advised and supported companies in both the product and IP markets. Mr. Seraphin holds a bachelor’s degree in Mathematics and Physics and a master’s degree in Electrical Engineering from Ecole Superieure de Chimie, Physique, Electronique, based in Lyon, France where he majored in Computer Architecture. Mr. Seraphin also holds an MBA from the University of Hartford and has completed the senior executive program of Columbia University.

Mr. Seraphin’s experience as a semiconductor and technology industry executive and his years of experience with the Company led the Board of Directors to conclude that he should serve as a director.

Corporate Governance

Board of Directors Meetings and Committees

Our Board of Directors held a total of 11 meetings during 2020. During 2020, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting greater than a majority of our Board of Directors, as well as our Class II director nominee that is not currently a member of the Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” under the applicable Nasdaq and SEC rules: Emiko Higashi, Charles Kissner, James Mitarotonda, Meera Rao, Karen Rogge, Necip Sayiner, Sanjay Saraf and Eric Stang.

Currently, each of the committees of our Board of Directors is composed of independent directors as follows:

	Audit Committee:	Charles Kissner (Chair) Emiko Higashi James Mitarotonda Meera Rao

	Compensation Committee:	Eric Stang (Chair) Sanjay Saraf Necip Sayiner

	Corporate Governance/Nominating Committee:	Eric Stang (Chair) Charles Kissner Sanjay Saraf

	Corporate Development Committee:	Emiko Higashi (Chair) Necip Sayiner

Director Qualifications	Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/ Nominating Committee may consider appropriate. The Corporate Governance/ Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above. The Company is currently in compliance with the diversity requirements of Sections 301.3 and 301.4 of the California Corporations Code. In 2020, the Corporate Governance/Nominating Committee retained Spencer Stuart to aid in the process of conducting board searches.

Our directors have deep executive and board leadership experience from tenures at diverse technology companies of various sizes:

Our directors and nominees possess a broad range of experience, as follows:

Board Member or Nominee	Select Experience
Charles Kissner (Board member since 2012) Non-Executive Chairman

•  Currently serves as chief executive officer of Digital Pillars

•  Previously Chairman of the Board at ShoreTel, Inc. and Chairman and CEO of Aviat Networks, Stratex Networks, and President and CEO of Aristacom International

Emiko Higashi (Board member since 2017)	• Currently founder and managing director of Tohmon Capital Partners • Previously co-founder and CEO of Gilo Ventures
James Mitarotonda (Board member since 2021)	• Currently the Chairman, President and CEO at Barington Capital Group, L.P. • Previously a director at Avon Products, Inc.
Meera Rao (Board member since 2019)	• Previously CFO of Monolithic Power Systems; VP, Finance of Monolithic Power Systems
Karen Rogge (Director nominee)	• Current serves as president of RYN Group • Previously CFO of Applied Micro Circuits
Sanjay Saraf (Board member since 2018)	• Currently Managing Director, Global Head Payments, JP Morgan Chase & Co. • Previously EVP and CTO of YapStone, Inc.
Necip Sayiner (Board member since 2019)

•  Previously served as Executive Vice President and General Manager of Renesas Electronics Corporation

•  Previously served as President and Chief Executive Officer of Intersil Corporation and Silicon Laboratories

Luc Seraphin (Board member since 2018) CEO	• Previously Interim CEO; SVP and GM, Memory and Interface Division; and SVP Worldwide Sales and Operations
Eric Stang (Board member since 2008)	• Currently Chairman, President & CEO of Ooma, Inc. • Previously Director, CEO, and President of Reliant Technologies; Director, Chairman, CEO and President of Lexar Media

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders’ interests and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Executive Sessions of the Independent Directors

It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

Committees of the Board of Directors

During 2020, our Board of Directors had four standing committees:

•  an Audit Committee,

•  a Compensation Committee,

•  a Corporate Governance/Nominating Committee, and

•  a Corporate Development Committee.

During 2020, our Board of Directors also had an ad hoc Finance Committee that held one meeting.

The following describes each standing committee, its function, its membership, and the number of meetings held during 2020.

Each of the standing committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Audit Committee

Currently, the Audit Committee is composed of Emiko Higashi, Charles Kissner, James Mitarotonda and Meera Rao, with Mr. Kissner serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held nine meetings during 2020. Its duties include:

•  Reviewing our accounting and financial reporting processes and internal control over financial reporting;

•  Providing oversight and review at least annually of our risk management policies, including our investment policy;

•  Retaining the independent registered public accounting firm, approving their fees, and providing oversight of communication with them;

•  Reviewing the plans, findings and performance of our internal auditors;

•  Reviewing our annual and quarterly financial statements and related disclosure documents; and

•  Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” that each member is “financially sophisticated” and able to read and understand fundamental financial statements, each as required by Nasdaq. No member of the Audit Committee has a material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and each member of the Audit Committee satisfies the independence requirements for audit committee membership under the applicable Nasdaq and SEC rules.

The Audit Committee’s role is detailed in the Audit Committee Charter, which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation Committee

Currently, the Compensation Committee is composed of Sanjay Saraf, Necip Sayiner and Eric Stang, with Mr. Stang serving as Chair. Our Board of Directors has determined that each of Messrs. Saraf, Sayiner and Stang are independent under the rules for compensation committee independence under the applicable Nasdaq and SEC rules. The Compensation Committee reviews and determines all forms of compensation, including base compensation, bonuses, and stock compensation, to be provided to our executive officers (including the named executive officers) and directors of Rambus. The Compensation Committee held ten meetings during 2020. Its duties include:

•  Annually reviewing and approving the Chief Executive Officer (“CEO”) and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus (including the specific goals, targets, and amounts), equity compensation, any employment agreements, and any other benefits, compensation or arrangements, as applicable;

•  Administering our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors, including: granting stock options, performance units, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) or other equity compensation to individuals eligible for such grants and amending such awards following their grant; amending the plans; and delegating to appropriate executive officers of the Company the ability to grant awards to non-executive officer employees of the Company pursuant to specific guidelines;

•  Adopting, amending and overseeing the administration of our significant employee benefits programs;

•  Reviewing external surveys to establish appropriate ranges of compensation;

•  Retaining and terminating any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approving the consultant’s fees and other terms of service, as well as obtaining advice and assistance from internal or external legal, accounting or other advisors;

•  Overseeing the Company’s processes for identifying and managing risks arising from its compensation policies and practices and from other human resources matters, reviewing and discussing with management the risks that are reasonably likely to have a material adverse effect on the Company, and reporting to the Board regarding these matters; and

•  Conducting an annual assessment of the Company’s engagement with compensation consultants retained by the Board and/or management, as applicable, including the nature and extent of services provided, the amount of fees paid and who made or recommended the decision to retain the compensation consultants.

The Compensation Committee used Farient Advisors LLC (“Farient”) from January 1, 2020 through December 31, 2020 to assist in evaluating executive and director compensation, and has determined that Farient is an independent consultant under applicable Nasdaq and SEC rules.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation, including the role of Farient, is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation	During 2020, there were no interlock relationships by our Compensation Committee members. Please see the Compensation Discussion and Analysis section of this Proxy Statement for further discussion.

Corporate Governance & Nominating Committee

Currently, the Corporate Governance/Nominating Committee is composed of Charles Kissner, Sanjay Saraf and Eric Stang, with Mr. Stang serving as Chair. Our Board of Directors has determined that each of Messrs. Kissner, Saraf and Stang are “independent” under applicable Nasdaq and SEC rules. The Corporate Governance/Nominating Committee held five meetings during 2020.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

•  Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

•  Identifying best practices and recommending corporate governance principles;

•  Overseeing the evaluation of the Board of Directors; and

•  Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at https://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including those discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees.

Stockholders may propose director candidates for general consideration by the Corporate Governance/Nominating Committee by submitting to the Secretary/General Counsel of the Company, in proper written form, the individual’s name, qualifications, and the other information required by our bylaws for stockholder nominations submitted as set forth above in “Procedure for Submitting Stockholder Nominations.” The Corporate Governance/Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Leadership Structure	Our Corporate Governance Guidelines require that the Chairperson of the Board not be the CEO of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating or external role or responsibility. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson.

Risk Oversight

The Board of Directors plays an integral role in our risk oversight processes. The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. The Company’s management provides reports to the Board of Directors regarding the Company’s information security risks and cybersecurity concerns. In order to respond to the threat of security breaches and cyberattacks, the Company has taken a proactive approach to data protection consisting of maintenance of an information security training program, audit and/or certification by top information security standards. The Company’s general security strategy is defense-in-depth, and includes sub-segmentation of internal network security for further separation of critical systems and information. The security protocol includes around the clock monitoring of Company networks and systems using commercially available tools with redundant coverage across the different tools. Further, the security team manages real time alerts, which are directed to functional experts as warranted.

In addition, the Audit Committee is responsible for oversight of the Company’s processes to manage financial risk and oversees and reviews at least annually our risk management policies, including our business interruption and other risk policies and our investment policies.

The Compensation Committee oversees the Company’s processes for identifying and managing risks arising from its compensation policies and practices and from other human resources matters.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons

All of our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, each director and officer is required to complete a Director and Officer Questionnaire on an annual basis and upon any new appointment, and provide quarterly updates, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under applicable Nasdaq and SEC rules. In order to help ensure our directors remain free from conflicts or the appearance of conflicts, our Corporate Governance Guidelines require that each director deliver an irrevocable resignation from the Board of Directors, to be effective upon the occurrence of both (i) a significant change in his or her status and appointments or positions with other companies during his or her tenure as a director on the Board of Directors, and (ii) the Board of Directors’ acceptance of such resignation.

Corporate Development Committee

Currently, the Corporate Development Committee is composed of Emiko Higashi and Necip Sayiner, with Ms. Higashi serving as Chair. The Corporate Development Committee held four meetings during 2020. The duties of the Corporate Development Committee include:

•  Working with management to review and consider potential strategic transactions that are consistent with our growth strategy;

•  Reviewing and advising management with respect to our growth strategy; and

•  Acting as the liaison to the Board of Directors in connection with the Committee’s and management’s activities in this regard.

The Corporate Development Committee’s role is detailed in the Corporate Development Committee Charter which is available on our website at http://investor.rambus.com/corporate-governance/governance-documents/default.aspx

Agreement with Barington

On March 12, 2021, the Company entered into a letter agreement (the “Agreement”) with, among others, Barington Companies Equity Partners, L.P. (collectively, “Barington”). Among other things, the Agreement provides that:

•  The Company appointed Mr. Mitarotonda to the Board to serve as a Class I director with a term expiring at the Company’s 2022 annual meeting of stockholders, subject to his obligation to resign from the Board in connection with certain dispositions of the Company’s securities by the Barington Group (as defined in the Agreement).

•  During the Restricted Period (as defined in the Agreement), Barington will vote its shares of the Company’s common stock that it beneficially owns in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Agreement.

•  Barington and certain of its affiliates and related persons will abide by certain customary standstill provisions lasting from the date of the Agreement until 11:59 p.m. Pacific time on the later of (i) the first day that Mr. Mitarotonda is no longer serving as a director of Company and (ii) the day that is 30 calendar days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2022 annual meeting of stockholders. The standstill provisions provide, among other things, that Barington and the other Restricted Persons (as defined in the Agreement) cannot:

•  solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;

•  enter into a voting agreement or any “group” with stockholders of the Company, other than with other Restricted Persons;

•  seek representation on the Board, or submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders;

•  engage in any short sale or other derivative transaction in relation to the Company, or sell any voting rights decoupled from the underlying Voting Securities (as defined in the Agreement) held by the Restricted Persons;

•  acquire any securities of the Company or rights that would result in the Restricted Persons beneficially owning more than five percent of the then-outstanding Voting Securities; or

•  other than through certain open market transactions and public offerings, sell securities of the Company to any person that is not a party to the Agreement that, to Barington’s knowledge, would result in such party having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (subject to limited exceptions as provided in the Agreement).

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2021.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast (virtually or by proxy) during the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to virtually attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2020 and December 31, 2019 are as follows:

	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2020
Audit Fees (1)	$1,865,718	$1,832,732
Audit-Related Fees (2)	410,000	—
Tax Fees (3)	128,652	83,635
All Other Fees (4)	2,700	2,700

Total Fees	$2,407,070	$1,919,067

(1)

Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of the effectiveness of internal control over financial reporting and statutory audits in fiscal 2020 and 2019 are included under “Audit Fees.”

(2)

Audit-Related Fees consist of fees related to work performed around the acquisitions of Northwest Logic and the Secure Silicon IP and Protocols business from Verimatrix in 2019 and the divestiture of the Payments and Ticketing businesses in 2019.

(3)	Tax Fees primarily relate to tax compliance, tax study, and technical tax advice in both years presented.
(4)

All Other Fees consist of fees for products and services other than the services described above. During fiscal 2020 and fiscal 2019, these fees related to licenses for PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote during the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions are considered votes cast, and thus, will have the same effect as votes “against” the proposal. We do not anticipate any broker non-votes on this proposal, but any such broker non-vote will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors	The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are asking our stockholders to provide a non-binding advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures as described in this Proxy Statement. The Company currently holds such an advisory vote annually, and this proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Please see the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables and the narrative disclosures that accompany the compensation tables for greater detail about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.

We believe that our overall compensation program and philosophy support and help drive the Company’s long-term value creation, business strategy and operating performance objectives. We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution during the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While this say-on-pay vote is advisory and does not bind the Company to any particular action, the Board of Directors and the Compensation Committee value your opinion. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Approval of this resolution requires the affirmative vote of a majority of the shares present and entitled to vote during the Annual Meeting. Abstentions are considered votes cast, and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 3, 2021 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 112,494,656 shares of our common stock outstanding as of March 3, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 3, 2021. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rambus Inc., 4453 North First Street, Suite 100, San Jose, California 95134. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Group of Beneficial Owners	Number of Shares Beneficially Owned	Equity Awards Exercisable/ Vesting in 60 days	Percentage of Shares Beneficially Owned %
Greater than 5% Stockholders:
BlackRock, Inc. (1)	17,864,282	—	15.9
The Vanguard Group (2)	11,704,272	—	10.4
Directors, Nominees and Executive Officers
Emiko Higashi	48,087	39,166	*
Charles Kissner (3)	82,348	40,000	*
Gregory Lang (4)	—	6,666	*
James Mitarotonda (5)	530,100	—	*
Meera Rao	13,927	15,833	*
Karen Rogge	—	—	*
Sanjay Saraf	36,295	27,500	*
Necip Sayiner	13,927	15,000	*
Eric Stang (6)	54,607	—	*
Sean Fan	169,590	—	*
Rahul Mathur	242,447	124,988	*
Luc Seraphin	214,640	5,358	*
John Shinn	40,939	—	*
All current directors, director nominees and executive officers as a group (13 persons)	1,446,907	274,511	1.5

*	(Less than 1%)

(1)

Based on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G filed with the SEC on January 25, 2021. Of the shares of Common Stock beneficially owned, BlackRock reported that, in its capacity as a parent holding company, it has sole voting power over 17,553,054 shares, shared voting power over no shares, sole dispositive power over 17,864,282 shares and shared dispositive power over no shares. BlackRock listed its address as 55 East 52nd Street, New York, NY 10055.

(2)

Based on information reported by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed with the SEC on February 10, 2021. Of the shares of Common Stock beneficially owned, Vanguard reported that, in its capacity as a dispositive advisor, it has sole voting power over no shares, shared voting power over 110,499 shares, sole dispositive power over 11,502,926 shares and shared investment power over 201,346 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Includes 68,421 shares held under a limited liability company for which Mr. Kissner serves as owner.
(4)	Mr. Lang served on the board of directors until March 12, 2021. Unvested options held by Mr. Lang returned to the Company upon his departure from the Board of Directors.
(5)

Consists of 530,100 shares held by Barington Companies Equity Partners, L.P. and beneficially owned by Mr. Mitarotonda as well as Barington Companies Investors, LLC, Barington Capital Group L.P. and LNA Capital Corp.

(6)	Includes 40,680 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

On March 29, 2020, we filed a Form 10-K/A amending our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Form 10-K/A restated our consolidated financial statements for the fiscal years ended December 31, 2019 and 2020 and relevant unaudited interim financial information for each of the quarterly periods ended September 30, 2019 through December 31, 2020 (the “Restatement”). We have determined that the Restatement had no impact on our executive compensation for any historical period.

Our Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation program in effect for our named executive officers (“NEOs”) who consisted of the following executive officers in 2020:

•	Luc Seraphin, Chief Executive Officer and President;

•	Rahul Mathur, Senior Vice President, Finance and Chief Financial Officer;

•	Jae Kim, Senior Vice President, General Counsel and Secretary; and

•	Sean Fan, Senior Vice President, Chief Operating Officer.

Mr. Kim tendered his resignation effective February 19, 2021. In accordance with the Company’s established succession plan, the Company appointed John Shinn to the position of Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, effective as of February 19, 2021.

Our CD&A is organized as follows: (i) Executive Summary, (ii) 2020 Advisory Vote on Executive Compensation and Other Stockholder Engagement, (iii) Our Compensation Philosophy — Pay for Performance, (iv) Executive Compensation Process, (v) Components of Executive Compensation, and (vi) Other Policies and Elements of Executive Compensation.

Executive Summary

Executive Compensation Highlights

Our compensation programs are designed to align compensation with business objectives and Company financial performance. The objectives of our executive compensation program are to attract, retain, motivate, focus, and reward executives in order to enhance the long-term growth and profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The Compensation Committee reviews executive compensation levels annually and seeks to reward executives for performance of achievement against corporate, business unit, department and individual goals. In its annual executive compensation review, the Compensation Committee also relies on compensation survey and peer company data and considers a balance between pay for performance and retention of executives in a competitive labor market. The items below highlight the key components of our executive compensation program and philosophy.

•

Performance-based equity compensation awards that vest based upon our total stockholder return (“TSR”) relative to the TSR of certain semiconductor index companies over a three-year period to closely align NEO’s interests with those of our stockholders.

•

Emphasis on performance-based compensation in our pay mix. Approximately 89% of our CEO’s total target compensation, and on average, approximately 78% of our other NEOs’ total target compensation was subject to our financial and/or share price performance in 2020.

•

Alignment between executive compensation and stockholder interests, achieved by emphasizing long-term compensation in our pay mix. In 2020, approximately 60% of our CEO’s target long-term equity incentive awards and 50% of other NEOs’ target long-term equity incentive awards consisted of performance units as described below.

•

Close alignment of our annual incentive compensation program (“Corporate Incentive Plan” or “CIP”) with Company performance. Our 2020 CIP program was funded based on the achievement of an objective performance target of pro-forma operating income. Pro-forma operating income performance for 2020 exceeded our target of $140.7 million by achieving pro forma operating income of $181.8 million, which resulted in the 2020 CIP pool funding at 129.2% of target.

•

We maintained high governance standards in our executive compensation practices, including best practices with respect to equity ownership guidelines, perquisites, compensation recovery (e.g. clawbacks) and independent compensation committee advisors reviewing the entirety of our executive compensation programs. See “Other Policies and Elements of Executive Compensation” below.

Summary of Corporate Governance and Compensation Practices

The chart below summarizes our corporate governance and compensation practices:

Corporate Governance	Compensation

✓  Currently, seven of our eight directors are independent, bringing diverse perspectives from various high performing technology companies. Six directors have been added over the past four years, bringing additional industry and financial expertise to our Board.

✓ There is a strong link between pay and performance
✓ Our Board is led by an independent Non-Executive Chairperson	✓ A significant portion of our NEO’s target compensation is subject to Company financial and/or share price performance
✓ We have a thoughtful approach to balanced Board composition, diversity, and Board refreshment	✓ Generally, no perquisites are provided to our executives that are not available to our broad employee population
✓ We regularly review succession plans for our CEO and other senior executives	✓ We maintain robust stock ownership guidelines with required ownership levels of 4x base salary for the CEO, 2x base salary for other executive officers, and 3x annual cash compensation for directors
✓ We conduct a thorough annual review of our compensation programs and whether our programs encourage undue risk taking	✓ All employees and directors are prohibited from engaging in hedging transactions in Rambus shares
✓ We retain an independent compensation consultant

✓  We retain the right to reduce or withhold future compensation based on required restatement or adjustment, and to determine the extent to which recovery of prior compensation (clawback) may be pursued in event of fraud

✓ We adhere to robust risk management policies, including investment, legal, operational, financial, and strategic risks	✓ We do not provide tax gross-ups and vesting of outstanding equity awards may only accelerate upon a “double-trigger following a change in control
✓ We regularly engage with stockholders	✓ Our executive compensation program is annually submitted to our stockholders for an advisory vote ✓ Our 2015 Plan prohibits the repricing of underwater stock options

Summary of Our Business Performance

Our strategic objectives are focusing our product portfolio and research around our core strength in semiconductors, optimizing our operational efficiency, and leveraging our strong cash generation to re-invest for growth. We continue to maximize synergies across our businesses and customer base, leveraging the significant overlap in our ecosystem of customers, partners and influencers. The Rambus product and technology roadmap, as well as our go-to-market strategy, is driven by the application-specific requirements of our focus markets.

2020 was an unprecedented year, with the onset of COVID-19 triggering uncertainty in the global marketplace. Despite that turbulence, Rambus demonstrated great execution and significant product growth. Continued commitment to our customers, careful supply management and the tremendous dedication and agility of the Rambus team worldwide drove this success.

Annual product revenue increased 56% year-over-year between 2019 and 2020. Driven by continued gains in market share from our memory interface chips, we recognized record product revenue of $114.0 million in 2020. Silicon IP achieved sustained revenue growth with design-win momentum at tier-1 system on chip (“SoC”) customers and strong execution from the businesses acquired in 2019. Rambus successfully closed key patent licensing agreements with DRAM and SoC manufacturers, solidifying our foundation of sustained cash generation.

2020 Advisory Vote on Executive Compensation and Other Stockholder Engagement

At our 2020 annual meeting of stockholders, the advisory vote on executive compensation was approved by approximately 98% of the votes cast. The Compensation Committee believes that the result of this vote (along with the 2019 advisory vote on executive compensation that was approved by approximately 95% of the votes cast) affirms our stockholders’ support for our approach to executive compensation. We continued our efforts in stockholder outreach and engagement during 2020, and received no materially significant feedback or recommendations regarding our executive compensation programs. Moreover, given the level of Say on Pay support in April 2020, we have maintained the general overall structure and principal elements of our executive compensation programs in 2020. We will continue to take stockholder feedback seriously, and will continue to engage with stockholders. We hold say-on-pay votes annually, and intend to do so again at our 2022 annual meeting.

Our Compensation Philosophy — Pay for Performance

Our compensation programs are designed to align compensation with business objectives, Company financial performance and to attract, retain, motivate, focus, and reward executives in order to enhance the long-term growth and profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The principal components of our annual executive compensation program in 2020 were base salary, annual cash incentive awards and long-term equity incentive awards.

A substantial portion of our executives’ total compensation is variable and dependent on Company and individual performance. In fiscal 2020, approximately 89% of our CEO’s, and on average 78% of our NEOs’ total target compensation was subject to the Company’s financial and/or stock price performance.

The below charts illustrate the pay mix at target for our CEO and other NEOs in 2020:

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee is responsible for determining and approving CEO compensation, approving compensation recommendations for the CEO’s direct reports, including all NEOs, recommending to the Board changes to the non-employee director compensation program, approving the salaries, target bonus opportunities, and overall levels of equity to be granted each year, and determining the amount of funding that will be available for the CIP, among other duties expressed in its charter. The compensation decisions are based on numerous inputs and independent advice, as laid out below.

In performing these duties, the Compensation Committee evaluates the performance of the CEO, and reviews and evaluates the existing NEO compensation programs. The Compensation Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants and other advisers. The Board of Directors annually evaluates the independence of its members and has determined that each non-executive member of the Board of Directors satisfies the relevant criteria for independence.

The Compensation Committee considers multiple factors to ensure that compensation packages are consistent with our pay for performance philosophy and that we remain competitive in the market for talent. Important factors considered in these decision-making processes include Company performance, individual leadership and performance assessments, market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels and equity holdings. The Compensation Committee reviewed and approved Mr. Seraphin’s compensation, and Mr. Seraphin was not present for any voting or deliberations regarding his compensation.

The Board of Directors completed an annual comprehensive performance assessment of the NEOs and conducted a review of the CEO’s performance. This assessment included an evaluation of pre-established strategic objectives and performance against these targets. The Compensation Committee also held an annual joint meeting with the full Board of Directors to review and discuss Company leadership development, performance objectives and emergency and long-term succession planning.

The Role of the Independent Compensation Consultant

Farient Advisors LLC (“Farient”) served as the Compensation Committee’s independent advisor for purposes of providing compensation consulting services in 2020. Farient reports directly to the Compensation Committee and works collaboratively with management and the Compensation Committee. Pursuant to SEC rules, the Compensation Committee assessed the independence of Farient, and concluded that no conflict of interest existed or exists that would prevent Farient from independently advising the Compensation Committee. Farient does not perform other non-compensation related services for the Company and will not do so without the prior consent of the Compensation Committee. Farient regularly meets with the Compensation Committee outside the presence of management.

The Role of Management

Each year, the CEO and the head of Human Resources present to the Compensation Committee annual performance reviews and compensation recommendations for the then-current NEOs, excluding the CEO. Evaluation of CEO performance and compensation is determined by the Compensation Committee without the presence or consultation of the CEO. Specifically, the Compensation Committee reviewed and approved

Mr. Seraphin’s compensation, and Mr. Seraphin was not present for any voting or deliberations regarding his compensation. Management works with Farient to prepare compensation information and assessments for the Compensation Committee’s consideration.

In addition, the Compensation Committee also determines the amount of funding available for our CIP pool. Our CEO then allocates this funding based on a measurement of each NEO’s achievement levels against specific performance milestones in relation to the Company’s overall performance targets and recommends a specific CIP award for each NEO other than himself. The Compensation Committee reviews and assesses the CEO’s proposed CIP award for each NEO.

Peer Group Comparisons

Each year, our compensation consultant, together with senior members of executive staff and our Human Resources department, defines and assesses the appropriateness of a group of similarly situated companies, referred to as the Compensation Peer Group. This peer group is used for a variety of purposes, including benchmarking pay levels, pay programs, relative performance, pay for performance, and assisting the Compensation Committee to determine whether the total compensation opportunity available to our NEOs is competitive and appropriately geared to performance.

The Compensation Committee reviews the Company’s peer group annually to ensure that the group remains appropriate, by size and business fit. During October 2019, the Compensation Committee made changes to the Company’s peer group aimed at finding more comparable companies in terms of relative size by revenue, as well as business models and product offerings, with such changes to be effective for fiscal 2020 compensation benchmarking. Accordingly, Bottomline Technologies, Nanometrics, Inc. and Rudolph Technologies, Inc. were removed for the fiscal year 2020 compensation review cycle. The Compensation Peer Group for fiscal year 2020 compensation was approved by the Compensation Committee in October 2019 and consisted of 13 companies selected based on a number of key attributes, including revenue, industry, and business model characteristics.

Appearing below is the Company’s fiscal year 2020 peer group as determined by the Compensation Committee. The fiscal year 2020 peer group spans system software, semiconductor products, technology licensing and patent licensing sectors, as shown below:

2020 Peers

Ambarella, Inc.	MaxLinear, Inc.	Silicon Laboratories Inc.
Inphi Corporation	Monolithic Power Systems, Inc.	Universal Display Corporation
InterDigital, Inc.	NeoPhotonics Corporation	Xperi Corporation
Lattice Semiconductor Corporation	Power Integrations, Inc.
MACOM Technology Solutions Holdings, Inc.	Semtech Corporation

In addition, the Compensation Committee reviews Radford survey data, including a broad range of industry competitors to supplement the peer group information. The survey was selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Rambus.

During July 2020, the Compensation Committee made further changes to the Company’s peer group aimed at finding more comparable companies in terms of industry, relative size by revenue, as well as business models and product offerings, with such changes to be effective for fiscal 2021 compensation benchmarking. Accordingly, DSP Group, Inc. and NetScout Systems, Inc. were added for the fiscal year 2021 compensation review cycle.

2021 Peers

Ambarella, Inc.	MACOM Technology Solutions Holdings, Inc.	Power Integrations, Inc.
DSP Group, Inc.		Semtech Corporation
Inphi Corporation	MaxLinear, Inc.	Silicon Laboratories Inc.
InterDigital, Inc.	Monolithic Power Systems, Inc.	Universal Display Corporation
Lattice Semiconductor Corporation	NeoPhotonics Corporation	Xperi Corporation
NetScout Systems, Inc.

Components of Executive Compensation

The Company’s fiscal year 2020 executive compensation program consisted of the following components:

Element	Purpose	Design

Salary	Market-based to recognize scope of responsibility and individual performance	Fixed compensation, payable in cash
Annual Incentive (CIP)	Focus, motivate and reward NEOs for achieving annual financial and business objectives	Short-term cash incentive compensation based on Operating Income adjusted by Licensing Billings; Pool ranges from 0% to 200% and is allocated based on individual contributions
Restricted Stock Units

Encourage retention of top talent and ownership of Rambus equity over the long- term

Encourage achievement of superior results for stockholders over the long-term and align executives with stockholder interests

Four-year ratable vesting with weighting at 40% of LTI award for CEO and 50% of LTI award for other NEOs
Performance Units

Three-year performance period, based on our TSR relative to the TSR of certain semiconductor index companies; payouts range from 0% to 200%. Weighting at 60% of LTI award for CEO and 50% of LTI award for other NEOs

Annual Base Salary

For 2020, Mr. Seraphin received a base salary increase, primarily based on market compensation data and his individual performance. During 2020, Messrs. Mathur, Kim and Fan received increases to their base salaries, reflecting individual performance and a review of market compensation levels. The following shows the NEOs’ base salary amounts for 2020, including the percentage change from the prior fiscal year:

	2020 Base Salary	2019 Base Salary	Percentage Change
Executive Officers:
Luc Seraphin	$575,000	$550,000	4.5%
Rahul Mathur	$365,000	$354,188	3.1%
Jae Kim	$365,000	$354,188	3.1%
Sean Fan	$480,000	$475,000	1.1%

Annual Cash Incentive Compensation — Corporate Incentive Plan (CIP)

Consistent with previous years, the Company’s fiscal year 2020 CIP program was based on the achievement of an objective performance goal of pro-forma operating income. The Company believes this measure provides a meaningful measure of core financial performance that promotes growth and cost discipline. Pro-forma operating income is a non-GAAP measure that consists of GAAP operating income, adjusted for stock-based compensation expense, amortization expense, certain acquisition related expenses, retention bonuses, restructuring expenses, impairment charges, non-cash interest expense and certain other one-time or extraordinary expenses or credits and, as described in the next paragraph, was also adjusted for CLI. Other one-time or extraordinary expense or income items may be excluded from pro-forma operating income as determined by the Compensation Committee.

In addition, consistent with prior years, the fiscal year 2020 CIP achievement metric of pro-forma operating income was also adjusted for Customer Licensing Income (“CLI”). CLI represents the Company’s reported financial results adjusted for licensing billings. Licensing billings is an operational metric that reflects amounts invoiced to the Company’s patent and technology licensing customers during the period and was chosen because it provides a measure comparable to prior periods that more closely matches the Company’s cash from operations, and provides meaningful profitability metrics.

For 2020, the Compensation Committee approved a decrease in the CIP target as a percentage of salary for Messrs. Mathur and Kim based on the Compensation Committee’s assessment of market compensation levels. The Compensation Committee determined that Mr. Fan’s CIP target should increase slightly based on their assessment of market compensation levels. The following table shows the 2020 CIP targets for our NEOs:

	2020 CIP Target
	2020 CIP Target	% of Base Salary
Executive Officers:
Luc Seraphin	$575,000	100%
Rahul Mathur	$273,750	75%
Jae Kim	$273,750	75%
Sean Fan	$384,000	80%

To align payouts with Company performance, CIP funding can range from 0% to 200% of target with a threshold of $0 (paying at 0% of target) and a maximum pro-forma operating income target of $281.4 million (paying at 200% of target), with awards interpolated for performance between discrete points. In accordance with the plan, our 2020 CIP funding was measured at mid-year based on estimated expectations of the full year’s achievement against the performance target. The measurement resulted in a progress payment toward the full year target payment. Final payments for fiscal 2020 reflected actual Company performance in 2020, net of the mid-year progress performance payment. The 2020 performance targets and results of pro-forma operating income were as follows:

Target	Actual Performance	CIP Funding
$140.7 million	$181.8 million	129.2%

The 2020 target was challenging, particularly considering a structural decline in our 100% margin patent licensing revenue as compared to the prior year. Our product revenue, driven by our memory interface chips, increased significantly as compared to 2019 allowing us to achieve our actual performance.

Individual CIP payouts for NEOs varied as identified below on an assessment of individual performance relative to corporate goals and metrics. Individual executive performance may be factored into the payout amounts based on achievement of specific individual goals. Individual goals may be quantitative, milestone-based or project-based. Mr. Seraphin’s performance is discussed and determined by the Compensation Committee with active consultation with the Board of Directors. Individual performance of the other NEOs is determined by the Chief Executive Officer, with active consultation and discussion with the Compensation Committee and its consultant. The Company retains the flexibility to exercise discretion in determining bonus amounts based on individual performance and exercised this discretion in 2020. Mr. Fan’s 2020 bonus was calculated based on an individual performance assessment of 104% based on his high level of performance on various company projects and the remaining NEO’s received 2020 bonuses based on an individual performance assessment of 100%.

	2020 CIP Payout
	2020 CIP Payout	2020 CIP Target	2020 CIP Funding	2020 Individual Performance	% of Base Salary
Executive Officers:
Luc Seraphin	$742,900	$575,000	$742,900	100%	129%
Rahul Mathur	$353,685	$273,750	$353,685	100%	97%
Jae Kim	$353,685	$273,750	$353,685	100%	97%
Sean Fan	$513,600	$384,000	$496,128	104%	107%

Additional Bonus Payments

As an incentive to accept employment with the Company, Mr. Fan received a $300,000 bonus shortly after his employment began and received an additional $300,000 on August 31, 2020, the twelve-month anniversary of his employment start date. These bonuses were awarded to Mr. Fan as partial compensation for a significant amount of foregone compensation from his prior position at his previous employer and for retention purposes.

Long Term Equity Incentive Compensation

Our equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders because the value of the equity incentives is based on the performance of the Company’s stock. Our equity awards are subject to vesting provisions to encourage executive officers to remain employed with us. To determine annual equity awards with respect to a completed fiscal year, the Compensation Committee reviews each then-current NEO’s performance and contribution during such year, as well as current market information, external competitive circumstances, overall equity ownership and vesting schedules of existing equity held by each NEO.

2020 Equity Awards

Based on its review of current market practices and the intended balance between a focus on performance and executive retention in a competitive employment market, the Compensation Committee determined that a mix of RSUs and PSUs without options would provide more appropriate incentives for Company NEOs, including the Company’s CEO. NEO annual equity awards granted in February 2020 represented a mix of performance units and RSUs as an incentive for share price growth and financial performance as shown below.

	Performance Units	Restricted Stock Units
CEO	60%	40%
NEOs	50%	50%

The following table is a summary of equity awards (in number of shares) granted during February 2020 to our then-current NEOs. For the dollar values associated with such grants, please see the Summary Compensation Table.

	PSU Grant at Target	RSU Grant
Executive Officers:
Luc Seraphin	150,000	100,000
Rahul Mathur	46,153	46,153
Jae Kim	34,615	34,615
Sean Fan	46,153	46,153

2020 Performance Units

In fiscal 2020, the Company granted its NEOs performance units with a three-year performance period that vest in full upon the completion of the performance period. The fiscal 2020 performance units vest solely based upon the Company’s relative TSR to the TSR of the SOX semiconductor index companies, excluding certain companies from that index focused on equipment and systems used in the production of semiconductors (the “Equipment Companies”). This change from the fiscal 2019 performance units, which vest based upon the achievement of CLI annual growth over the performance period with a modifier based on the Company’s TSR ranking relative to our compensation peer group, was implemented for simplicity and strategic flexibility and to align better with shareholder returns, noting the difficulty in establishing multi-year corporate metrics as the Company transitions to a more product-based business. The SOX semiconductor index companies minus the Equipment Companies was chosen as the benchmark because it best reflects the volatility and trading patterns of our common stock.

The performance units will vest based upon the achievement of relative TSR (with a 100% weighting) as set forth below, with a relatively wide point spread to ensure relevance throughout the performance period:

Performance Level	TSR Percentage Point Spread Above / Below Median of SOX Semiconductor Index Minus Equipment Companies (1)	Payout (Percentage of Target Shares) (2)
Max	≥ +25%	200%
Target	0%	100%
Threshold	-15%	25%
< Threshold	< -15%	0%

(1)	A 60-day trailing average stock price will be used to calculate TSR

(2)	Will be interpolated for performance between discrete points

2018 Performance Units

In fiscal 2018, we granted our NEOs performance units with a three-year performance period that would vest in full upon the completion of the performance period. The performance units were scheduled to vest based upon the achievement of Customer Licensing Income (“CLI”) compound annual growth over the performance period. The initial payout would then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group.

3-year Performance Period CLI CAGR%	x	+/- 25% 3-year Relative TSR Modifier	=	Total Payout (0%- 200% of Target)

The performance period for the performance units granted in fiscal 2018 ended as of December 31, 2020. The Compensation Committee certified performance and vesting for the NEOs based on the following pre-determined payout scale: compound annual CLI growth of 5% results in 50% of target payout. Each additional 1% compound annual growth results in 10% of the target number of performance units vesting, up to a maximum of 160% of target performance units at 16% compound annual growth. If compound annual CLI growth is below 5%, the performance units are forfeited. At the end of the performance period, if the Company’s TSR is in the top third of the peer group, the payout number of shares will be multiplied by 125%; middle third performance will have no additional impact on payout, and bottom third performance will have a negative 25% impact.

The performance outcome for the fiscal 2018 performance units was CLI growth of 7.8% which resulted in 78% of target payout. The Company’s TSR during the performance period was in the bottom third of its compensation peer group resulting in the payout number of shares being multiplied by 75%. The Compensation Committee certified performance and vesting of the 2018 performance units for the NEOs as follows:

NEO	Target Number of 2018 Performance Units (Shares)	CLI Multiplier	TSR Modifier	Payout (Shares)
Luc Seraphin	26,304	78%	75%	15,387
Rahul Mathur	23,535	78%	75%	13,767
Jae Kim	22,150	78%	75%	12,957

Mr. Fan was not employed by the Company at the time the 2018 performance units were granted.

Other Policies and Elements of Executive Compensation

Benefits and Perquisites

We do not provide any perquisites to our executives that are not generally available to the broad employee population with the exception of termination benefits for Mr. Seraphin and termination benefits for our NEOs, including Mr. Seraphin, based on change of control severance agreements. Our NEOs are eligible to participate in our 401(k) plan, our health and welfare benefits, our Employee Stock Purchase Plan and our User-Owned Personal Computing Devices reimbursement program on the same terms as other eligible employees.

Stock Ownership Guidelines

The Compensation Committee believes that executives and members of the Board of Directors should own a significant amount of our Company stock in order to align the interests of our executives and directors with those of our stockholders. In 2020, the Compensation Committee undertook an extensive review of our guidelines relative to our objectives of ownership and competitive practice. Given the review, the Compensation Committee decided to establish the following guidelines requiring executives and directors to own a multiple of their salaries and cash retainers, respectively, as follows:

Group	Stock Ownership Guidelines
Chief Executive Officer	Four times (4x) base salary
Other Executive Officers	Two times (2x) base salary
Directors	Three times (3x) annual cash compensation

For purposes of the ownership guidelines, ownership includes shares owned outright (including stock purchase plan holdings) and 50% of outstanding RSUs. Vested and unvested stock options and unvested performance units are not qualified holdings for purposes of satisfying the stock ownership guidelines. Further, 50% of qualifying equity holdings must be in the form of issued and outstanding common stock. Our current executives and directors are required to achieve the required levels on or before July 30, 2025. New executives and directors must achieve the guidelines within five years from the date an officer or director assumes his or her position. As of December 31, 2020, approximately half of our NEOs and directors are in compliance with the updated policy; the others are within the five year phase in period.

Hedging

As stated in our Code of Business Conduct and Ethics, all of our employees and directors are prohibited from engaging in hedging transactions in Rambus shares, including short sales and purchases of put options.

Equity Grant Policy

Annual equity awards to then-current NEOs are granted on February 1st of each year or the first trading day thereafter. Under our current compensation program, awards granted consist of RSUs and performance units. The number of shares and key terms of the awards are approved by the Compensation Committee prior to the scheduled award date. On occasion, the Compensation Committee approves other special or promotional equity awards during the year in addition to the annual equity awards, but no such awards were made in 2020.

Compensation Recovery (Clawback)

The Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment to the Company’s reported financial statements, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Rambus. The Compensation Committee will adopt a policy that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are promulgated.

Change of Control Severance Agreements

We maintain change of control severance agreements with our executive officers, including our CEO, that govern certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months (or 24 months in the case of Mr. Seraphin) following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s target bonus and commission for the year of termination as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s));

and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months (or 18 months in the case of Mr. Seraphin). Refer to “Executive Compensation Tables — Potential Payments Upon Termination or Change of Control” below for a discussion of potential payments to our current NEOs, including our CEO.

Compensation Program Risk Evaluation

The Compensation Committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The Compensation Committee’s current assessment is that although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The Compensation Committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short- term and long-term strategic goals.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE Eric Stang (Chair) Sanjay Saraf Necip Sayiner

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows NEO compensation information for the fiscal years ended December 31, 2020, 2019 and 2018.

				Stock	Option	Incentive Plan	All Other
		Salary		Awards(1)	Awards(1)	Compensation(2)	Compensation(3)		Total
Name and Title	Year	($)		($)	($)	($)	($)		($)
Luc Seraphin	2020	572,917		4,050,500	—	742,900	11,346		5,377,663
Chief Executive	2019	550,000		2,888,225	—	592,900	11,436		4,042,561
Officer	2018	393,255	(6)	1,414,486	210,215	397,211	11,112		2,426,279

Rahul Mathur	2020	364,099		1,493,972	—	353,685	13,346		2,225,102
Senior Vice President,	2019	353,162		1,241,875	—	333,495	13,436		1,941,968
Finance and Chief	2018	340,890		627,678	188,089	310,000	11,112		1,477,770
Financial Officer

Jae Kim	2020	364,099		1,120,488	—	353,685	11,346		1,849,618
Senior Vice President,	2019	353,162		1,055,594	—	323,400	11,436		1,743,592
General Counsel and	2018	340,890		590,741	177,026	310,000	11,112		1,429,769
Secretary

Sean Fan	2020	479,583		1,493,972	—	513,600	313,346	(5)	2,800,501
Senior Vice President,	2019	167,468		3,071,054	—	143,655	301,669	(4)	3,683,846
Chief Operating Officer

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended.

(2)

Amounts for fiscal year 2020 consist of compensation earned for services rendered in fiscal year 2020 and are based upon the achievement of certain targets under the 2020 Corporate Incentive Plan. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Components of NEO Compensation.”

(3)	“All Other Compensation” for NEOs for 2020 include a 401K match, a health and welfare premium payments and a bring your own device stipend.
(4)	Mr. Fan was provided a sign-on bonus of $300,000 upon his appointment.
(5)	Mr. Fan was provided a sign-on bonus of $300,000 upon his one-year anniversary.
(6)	Mr. Seraphin was promoted to Interim Chief Executive Officer on June 28, 2018 and to Chief Executive Officer effective October 25, 2018.

Executive Employment Arrangements

We have entered into employment offer letters with each of our Named Executive Officers, the material terms of which are described below.

Each of our Named Executive Officers is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements. For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our Named Executive Officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below.

Luc Seraphin. In 2018, we entered into an Employment Agreement with Mr. Seraphin, which has an initial three-year term that will expire on October 25, 2021 and provides for automatic one-year extensions thereafter, unless we or Mr. Seraphin provide the other party written notice at least 90 calendar days before the extension date that the employment term under the agreement will not be extended. Mr. Seraphin’s employment agreement provides that he is an at-will employee. Mr. Seraphin is currently entitled to an annual salary of $575,000. Additionally, Mr. Seraphin is eligible for an annual target cash incentive payment equal to $575,000. In connection with his promotion to Chief Executive Officer, Mr. Seraphin also received a grant of RSUs covering 36,150 shares of our common stock. The RSUs vested fully on November 1, 2019. Per his Employment Agreement, Mr. Seraphin may be eligible to receive additional equity awards as determined by the Board or the Compensation Committee in its discretion.

Sean Fan. In 2019, we entered into an offer letter with Mr. Fan. Per the terms of his offer letter, Mr. Fan’s annual base salary was set at $475,000 and Mr. Fan was eligible to receive an annual incentive with a target bonus of $380,000 (prorated for fiscal 2019). He is currently entitled to an annual salary of $480,000 and an annual target cash incentive payment equal to $384,000. As an incentive to accept employment, the Company paid Mr. Fan $300,000 (less applicable withholding taxes) shortly following his first date of employment and paid Mr. Fan an additional $300,000 (less applicable withholding taxes) 12 months following the first date of his employment with the Company, provided that he remained an employee in good standing. In connection with his hiring, Mr. Fan received an inducement RSU award of 112,782 RSUs and an inducement award of 112,782 performance units. Fifty percent of the RSU award will vest 12 months from the date of grant, and the remaining fifty percent of the RSU award will vest 24 months from the date of grant, subject to continued service. The performance units will vest as described above in “2019 Performance Units”. The RSUs and performance units are subject to the terms and conditions of the Company’s 2019 Inducement Equity Incentive Plan and an award agreement. Per his offer letter, Mr. Fan may be eligible to receive additional equity awards as determined by the Board or the Compensation Committee in its discretion.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the NEOs during 2020. The unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2020 Year End table that follows.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Luc Seraphin	2/3/2020	1/23/2020	N/A	575,000	1,150,000				100,000	1,610,000
	2/3/2020	1/23/2020				25%	100%	200%	150,000	2,440,500
Rahul Mathur	2/3/2020	1/23/2020	N/A	273,750	547,500				46,153	743,063
	2/3/2020	1/23/2020				25%	100%	200%	46,153	750,909
Jae Kim	2/3/2020	1/23/2020	N/A	273,750	547,500				34,615	557,302
	2/3/2020	1/23/2020				25%	100%	200%	34,615	563,186
Sean Fan	2/3/2020	1/23/2020	N/A	384,000	768,000				46,153	743,063
	2/3/2020	1/23/2020				25%	100%	200%	46,153	750,909

(1)

Amounts shown are estimated payouts for fiscal year 2020 to NEOs based on the 2020 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Components of NEO Compensation.” Actual bonuses received by these named executive officers for fiscal year 2020 are reported in the Summary Compensation for Fiscal Year 2020 table under the column entitled “Non-Equity Incentive Plan Compensation” and described under “Compensation Discussion & Analysis — Executive Compensation Components.”

(2)

The restricted stock units and performance units granted on February 3, 2020 were granted as part of the Company’s regular performance review process. The restricted stock units will vest based on the executive’s continued service to the Company through the applicable vesting dates. The performance units will vest based upon the achievement of the Company’s TSR relative to TSR of the SOX semiconductor companies and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(3)

The value of a restricted stock unit or performance unit grant is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The restricted stock unit and performance unit grants are full value awards and do not have an exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2020. Unvested stock awards reported in the Grants of Plan Based Awards table above are also included in the table below.

Name	# of Securities Underlying Unexercised Options (#) Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Luc Seraphin	—	14,861	(2)	$12.84	2/1/2028	—		—	—		—
	—	1,830	(3)	$12.80	2/1/2027	—		—	—		—
	—	—		—	—	100,000	(5)	1,746,000	—		—
	—	—		—	—	86,250	(6)	1,505,925	—		—
	—	—		—	—	13,152	(7)	229,634	—		—
	—	—		—	—	6,815	(8)	118,990	—		—
	—	—		—	—	—		—	15,387	(11)	268,657
	—	—		—	—	—		—	150,000	(9)	2,619,000
	—	—		—	—	—		—	172,500	(10)	3,011,850
Rahul Mathur	31,026	13,297	(2)	$12.84	2/1/2028	—		—	—		—
	27,961	1,252	(3)	$12.80	2/1/2027	—		—	—		—
	60,000	—	(12)	$12.15	11/1/2026	—		—	—		—
	—	—		—	—	—		—	—		—
	—	—		—	—	46,153	(5)	805,831	—		—
	—	—		—	—	46,875	(6)	818,438	—		—
	—	—		—	—	11,767	(7)	205,452	—		—
	—	—		—	—	4,662	(8)	81,399	—		—
	—	—		—	—	—		—	13,767	(11)	240,372
	—	—		—	—	—		—	46.153	(9)	805,831
	—	—		—	—	—		—	62,500	(10)	1,091,250
Jae Kim	16,264	12,515	(2)	$12.84	2/1/2028	—		—	—		—
	15,024	1,252	(3)	$12.80	2/1/2027	—		—	—		—
	5,400	—	(4)	$12.31	2/1/2026	—		—	—		—
	—	—		—	—	34,615	(5)	604,378	—		—
	—	—		—	—	39,843	(6)	695,659	—		—
	—	—		—	—	11,074	(7)	193,352	—		—
	—	—		—	—	4,662	(8)	81,399	—		—
	—	—		—	—	—		—	12,957	(11)	226,229
	—	—		—	—	—		—	34,615	(9)	604,378
	—	—		—	—	—		—	53,125	(10)	927,563
	—	—		—	—	—		—	—		—
Sean Fan	—	—		—	—	46,153	(5)	805,831	—		—
	—	—		—	—	56,391	(13)	984,587	—		—
	—	—		—	—	—		—	46,153	(9)	805,831
	—	—		—	—	—		—	112,782	(14)	1,969,174

(1)

The market value is calculated using the closing price of our Common Stock of $17.46 on December 31, 2020 (the last trading day of 2020), as reported on The Nasdaq Global Select Market (NASDAQ), multiplied by the unvested stock amount.

(2)

The option was granted on February 1, 2018. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2022.

(3)

The option was granted on February 1, 2017. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2021.

(4)

The option was granted on February 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on February 1, 2020.

(5)	The restricted stock units were granted on February 3, 2020 and vest in four equal annual installments beginning on February 3, 2021.
(6)	The restricted stock units were granted on February 1, 2019 and vest in four equal annual installments beginning on February 1, 2020.
(7)	The restricted stock units were granted on February 1, 2018 and vest in four equal annual installments beginning on February 1, 2019.
(8)	The restricted stock units were granted on February 1, 2017 and vest in four equal annual installments beginning on February 1, 2018.
(9)

The performance stock units were granted on February 3, 2020. The number of shares earned will range between 25% to 200% of target shares granted. The performance units will vest based upon the achievement of +25%/-15% based on the Company’s relative TSR to the TSR of the SOX semiconductor index companies and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(10)

The performance stock units were granted on February 1, 2019. The number of shares earned will range between 0% to 200% of target shares granted. The performance units will vest based upon the achievement of CLI compound annual growth over the performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(11)

The performance stock units were granted on February 1, 2018. These shares represent the shares earned as of December 31, 2020 and amount to approximately 58% of the targeted shares granted. Refer to “2018 Performance Units” above for more information.

(12)

The option was granted on November 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on November 1, 2020.

(13)	The restricted stock units were granted on September 3, 2019 and vest in two equal annual installments beginning on September 3, 2020.
(14)

The performance stock units were granted on September 3, 2019. The number of shares earned will range between 0% to 200% of target shares granted. The performance units will vest based upon the achievement of CLI compound annual growth over the performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group and the executive’s continued service to the Company through the applicable vesting date.

Except as otherwise noted, each of the options and other equity awards reflected on the table above were issued under the 2006 Plan or the 2015 Plan, which are plans that were or are available to all of our employees. Certain equity awards reflected on the table above were issued under the 2019 Inducement Plan, which is not available to all of our employees.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Luc Seraphin	46,825	120,562	78,899	1,270,274
Rahul Mathur	—	—	67,150	1,031,515
Jae Kim	34,446	114,184	48,552	781,687
Sean Fan	—	—	56,391	777,068

(1)	The value realized equals the market value of our common stock on the vesting date multiplied by the number of shares that vested.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Luc Seraphin, our CEO:

For fiscal year 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $156,631; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $5,377,663.

Based on this information, for fiscal year 2020, the ratio of the annual total compensation of Mr. Seraphin, our CEO, to the median of the annual total compensation of employees was approximately 34 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected December 31, 2020, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

•

During fiscal 2020, our employee population had consisted of approximately 623 individuals, including employees in the United States, Australia, Canada, China, Finland, France, India, Japan, the Netherlands, South Korea, Taiwan and the United Kingdom. Of these employees, 275 were located in the United States and 348 were located outside of the United States.

•

When determining our median employee, we excluded all employees from Australia (2), China (5), France (1), Taiwan (4) and United Kingdom (5), which is less than 5% of our total employee population (based on an employee count of 623) under the de minimis exception provided for in Item 402(u).

•	To identify the “median employee” from our employee population we used payroll and equity plan records for January 1, 2020 through December 31, 2020 (the “compensation measure”).

•

The compensation measure included the following: base salary, employer cost of benefits, employer retirement plan contributions, including 401(k) matching, bonus payments, grant date fair value of equity awards, employee stock purchase plan discounts and sales commissions.

•

For countries other than the United States, Canada, India, Japan and South Korea, the employer cost of benefits was calculated based on the average employer cost per country and for countries in the European Union, includes the cost of holidays.

•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect as of December 31, 2020.

•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $156,631.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table for Mr. Seraphin.

Potential Payments Upon Termination or Change of Control

Equity Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in the plans, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2015 Plan and the 2006 Plan, provides that if a successor company assumes outstanding options or awards or substitutes for options or awards with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an “Involuntary Termination” other than for “Cause” within 12 months following the change in control, the option or award will immediately vest and become exercisable as to 100% of the shares subject to the option or award.

Change of Control Severance Agreements

We have entered into change of control severance agreements with our executive officers, including our CEO, that govern certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs other than our CEO, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s full bonus and commission for the year of termination at target level as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months.

CEO Employment Agreement

Mr. Seraphin’s employment agreement with the Company provides that in the event the Company terminates his employment with the Company without “Cause” and such termination does not occur within the three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 100% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 12 months, and (iii) 12 months additional vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date). In the event the Company terminates Mr. Seraphin’s employment with the Company without “Cause” or Mr. Seraphin voluntarily terminates his employment for “Good Reason”, and in either event, such termination occurs within three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 200% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 18 months, and (iii) 100% vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date).

The severance payments and other benefits will be subject to Mr. Seraphin entering into (and not revoking) a release of claims agreement against the Company and Mr. Seraphin’s continued compliance with certain non-compete, non-solicit, and non-disparagement provisions contained in the Agreements. In the event that the severance payments and other benefits payable to Mr. Seraphin constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Seraphin’s severance and other benefits will be either: (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Seraphin on an after-tax basis of the greatest amount of benefits.

Potential Change in Control Payments

The value of the benefits that would be payable to Mr. Seraphin assuming a qualifying termination of employment on December 31, 2020 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Luc Seraphin (No Change In Control)	$575,000	575,000	$5,964,981	$33,772	$7,148,753
(Change In Control)	$1,150,000	1,150,000	$6,626,501	$50,658	$8,977,159

The value of the benefits that would be payable to Messrs. Mathur, Kim and Fan, our other current NEOs, assuming a qualifying termination of employment on December 31, 2020 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Rahul Mathur	$365,000	$273,750	$3,142,118	$25,346	$3,806,214
Jae Kim	$365,000	$273,750	$2,622,667	$33,772	$3,295,189
Sean Fan	$480,000	$384,000	$3,240,533	$25,346	$4,129,879

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2020.

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (2)	Total	Equity Footnotes
E. Thomas Fisher(3)	$13,333	$149,437	$—	$162,770	(4)
Charles Kissner	$93,125	$149,437	$—	$242,562	(4)
Meera Rao	$48,333	$149,437	$—	$197,770	(4)
Emiko Higashi	$60,208	$149,437	$—	$209,645	(4)
Sanjay Saraf	$48,333	$149,437	$—	$197,770	(4)
Necip Sayiner	$48,333	$149,437	$—	$197,770	(4)
Eric Stang	$72,083	$149,437	$—	$221,520	(4)
Gregory Lang(6)	$25,000	$—	$218,584	$243,584	(5)

(1)	James Mitarotonda joined the Board on March 12, 2021.
(2)

Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended.

(3)	Mr. Fisher served on the board of directors until April 30, 2020.
(4)	13,927 restricted stock units granted on 4/1/2020 with a fair value of $10.73 per share.
(5)	40,000 stock options granted on 8/3/2020 with exercise price of $15.59 per share.
(6)	Mr. Lang served on the board of directors until March 12, 2021.

Summary of Director Compensation Plan

Annual Retainer. Each independent director receives an annual retainer of $60,000 in cash. The Chairperson of the Board receives an additional annual retainer of $25,000. The Chairperson of the Audit Committee receives an additional annual retainer of $12,500. The Chairperson of the Compensation Committee receives an additional annual retainer of $10,000. The Chairperson of the Corporate Development Committee, which oversees the Company’s acquisition and divestiture activity, receives an additional annual retainer of $7,500. The Chairperson of the Corporate Governance/Nominating Committee receives an additional annual retainer of $5,000. Each annual retainer is paid in quarterly installments.

Annual Equity Grant. Each independent director receives an annual equity grant of such number of RSUs with an approximate fair market value equal to $170,000 at the time of grant. Annual equity awards for non-employee directors are granted on April 1st of each year or the first trading day thereafter. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant. Prior to July 30, 2020, any newly elected independent director joining our Board of Directors received an initial option to purchase 40,000 shares of common stock when he or she was first elected as a member of the Board. The term of such options did not exceed ten years. Subject to the terms and conditions of the applicable equity incentive plan, the option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date. Outside directors appointed or elected after July 30, 2020 will no longer receive an initial grant upon joining the Board of Directors.

Each of the options granted to our independent directors was issued under the 2006 Plan or the 2015 Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year End — Potential Payments Upon Termination or Change in Control,” the 2006 Plan and the 2015 Plan provide for certain acceleration upon a “change in control” of the Company, as defined under such plans. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan or the 2015 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to the Board’s stock ownership guidelines, each independent director is expected to accumulate and hold an equivalent value of our common stock of three times their annual total cash compensation and to achieve this by five years from the date that the director joined the Board. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2020, all of our directors were in compliance with this policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans:
Approved by stockholders (2)	5,618,553	$11.08	15,586,041
Not approved by stockholders (3)	196,923	—	24,654

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Includes the following plans: the 2006 Equity Incentive Plan (the “2006 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2015 Employee Stock Purchase Plan (the “2015 ESPP”).
(3)

Includes the 2019 Inducement Plan. In the third quarter of 2019, the Company adopted the 2019 Inducement Plan and, subject to the adjustment provisions of the 2019 Inducement Plan, reserved 400,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the 2019 Inducement Plan.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933, as amended, or the Securities Exchange Act, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2020, which include our consolidated balance sheets as of December 31, 2020 and 2019 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2020, 2019 and 2018, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”). The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of PCAOB regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Charles Kissner (Chair) Emiko Higashi James Mitarotonda Meera Rao

CORPORATE SOCIAL RESPONSIBILITY

Rambus recognizes that environmental, social and governance issues are of increasing importance to many investors. At Rambus, we are committed to ethical, responsible and sustainable business practices. Corporate social responsibility (“CSR”) is an enterprise-wide commitment and our Board of Directors monitors and supports our CSR efforts.

Rambus’s CSR Report, available at www.rambus.com/corporate-social-responsibility/ outlines the multiple CSR-related processes and policies that Rambus has put in place to address our commitment. These include:

Rambus Vendor Code of Conduct and RBA Code of Conduct:

Rambus has adopted a Vendor Code of Conduct (“Rambus Vendor Code”) based upon the Responsible Business Alliance (RBA) Code of Conduct that applies to all key suppliers and also reflects the CSR-related policies and practices that Rambus follows in its own operations. Rambus’s top suppliers have all certified to Rambus that they comply with the Rambus Vendor Code or the RBA Code of Conduct and Rambus audits/confirms such compliance annually. Rambus’s top suppliers include TSMC and JCET/SCK Korea, who make up a majority of Rambus’s chip production spend and are both ISO 14001 certified. TSMC is also ISO 50001 certified, and JCET/SCK Korea is OHSAS 18001 certified.

Human Rights, Diversity and Employee Well-Being

Rambus believes in the values and fundamental rights of humans and has adopted a Human Rights Statement that sets forth our Human Rights Principles, Approach and Implementation as they relate to the Rambus stakeholder community.

We also invest in the long-term development and engagement of our employees by aspiring to have an increasingly diverse workforce and inclusive environment. We are committed to providing and supporting a work environment that promotes equality of opportunity among our employees. We strive for our workforce to be truly representative of all sections of society and for each employee to feel respected and able to perform at his or her best. In the U.S. 44.1% of our employee population is considered diverse and 20.4% is female.

Finally, Rambus prides itself on having an injury-free workplace and safety-based culture. We promote a healthy lifestyle and encourage employee health and wellness and work-life balance.

Sustainability

We are committed to continued integration and improvement of environmentally sustainable management practices in our business as we continue to invent and offer technology solutions that provide “Data. Faster. Safer.” Rambus’s commitment to the Environment and mitigating the impacts of Climate Change are set forth in our Rambus Environmental and Climate Change Statement. Rambus leadership has developed and endorses this Statement, and is responsible for communicating this policy to our stakeholders, as well as for its effective implementation.

The Rambus CSR Report and GHG Inventory Report, also available at www.rambus.com/corporate-social-responsibility/, contain specific data and metrics regarding Rambus’s Greenhouse Gas and related emissions and usage.

Community Building

We believe in making a positive impact in the communities where we live and work. From organizations dedicated to health, housing and development, animal welfare and children and families in need — we strive to empower the local community through philanthropic efforts. We also encourage our employees to donate to charitable organizations of their choice and the Company matches gifts to charities up to $1,000 per year per employee. Further, we encourage our employees to volunteer time each year to charitable causes. During fiscal 2020, we donated over $150,000 to charitable organizations in the U.S. and around the world.

Education

We seek to broaden the educational opportunities of students in our communities who demonstrate a passion for science and technology that extends beyond the classroom. Through science fairs, STEM education, and our “Innovator of the Future” scholarship, we are working to empower the next generation of inventors and are active in our communities when it comes to educational engagement.

OTHER MATTERS

The Board does not know of any other matters to be presented during the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered during the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters. It is important that your shares be represented at the meeting (virtually or by proxy), regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John Shinn

John Shinn

Senior Vice President, General Counsel and Secretary

San Jose, California

March 29, 2021

Rambus® ATTN: SECRETARY 4453 NORTH FIRST STREET, SUITE 100 SAN JOSE, CALIFORNIA 95134 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RMBS2021 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37821-P50297 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RAMBUS INC. The Board of Directors unanimously recommends you vote “For” the following Class II nominees: 1. Election of Directors For Against Abstain Nominees: 1a. Emiko Higashi 1b. Meera Rao 1c. Karen Rogge 1d. Sanjay Saraf 1e. Eric Stang The Board of Directors recommends you vote “For” the following proposals: For Against Abstain 2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Advisory vote to approve named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment of postponement thereof. Please sign exactly as your name appears above. When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Rambus® ANNUAL MEETING OF STOCKHOLDERS APRIL 29, 2021 9:00 a.m. Pacific Time www.virtualshareholdermeeting.com/RMBS2021 D37822-P50297 Rambus Inc. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2021. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC. The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement, dated March 29, 2021, and hereby appoints Luc Seraphin and John Shinn, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 29, 2021 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/RMBS2021 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. SEE REVERSE SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SIDE